Exhibit 99.1
FOR IMMEDIATE RELEASE
SurModics Commences Share Repurchase Program
Adopts 10b5-1 Trading Plan
EDEN PRAIRIE, Minnesota — November 6, 2006 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, announced today that it has entered into a 10b5-1 stock purchase agreement covering the initial repurchase of up to $17.5 million of the company’s outstanding common stock. In September, the company announced that its Board of Directors had authorized the repurchase of up to $35 million and up to 1 million shares of the company’s outstanding common stock. This buyback is the first stock repurchase in SurModics’ history.
“I am pleased to announce that we have entered into a 10b5-1 agreement to purchase up to $17.5 million of SurModics common stock,” said Bruce Barclay, President and CEO. “We believe that our growth prospects are substantial and our stock is undervalued. As a result, the repurchase of common stock represents a highly attractive investment opportunity. We are pleased that our strong balance sheet and history of free cash flow, which reflect the strength of our business and the success of our business model, coupled with our focus on capital efficiency and enhancing long-term shareholder value, allows us to return capital to shareholders even as we continue to invest for future growth. Accordingly, today we are pleased to announce that we have entered into an agreement to repurchase up to approximately one-half of the amount of common stock our Board authorized in September.”
Purchases may be made in open market transactions and shall comply with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934. A Rule 10b5-1 trading plan allows the company to repurchase its common stock in the open market during periods in which stock trading is otherwise closed for the company. All of the repurchased shares will be retired, helping to minimize dilution effects of the company’s stock-based employee compensation plans and stock issued as part of business development transactions. This 10b5-1 trading plan is expected to extend over the next two to four months.

About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification technologies in the areas of biocompatibility, site specific drug delivery, biological cell encapsulation, and medical diagnostics. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together for better patient outcomes. Recent collaborative efforts include the implementation of SurModics’ Bravo™ drug delivery polymer matrix as a key component of the first-to-market drug-eluting coronary stent. SurModics is also active in the ophthalmology market with a sustained drug delivery system that is currently in human trials for treatment of retinal disease. A significant portion of SurModics’ revenue is generated by royalties earned from the sale of our customers’ commercial products. SurModics is headquartered in Eden Prairie, MN. More information about the company can be found at www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.
Safe Harbor for Forward Looking Statements
Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.
Contact
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700